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                                                                   Exhibit 10.11

                               DANAHER CORPORATION
                           2099 PENNSYLVANIA AVENUE NW
                           WASHINGTON, D.C. 20006, USA

   PATRICK W. ALLENDER                                 PHONE (202) 419-7606
   EXECUTIVE VICE PRESIDENT                          FACSIMILE (202) 419-7661
CHIEF FINANCIAL OFFICER & SECRETARY              E-MAIL pat.allender@danaher.com

                        -STRICTLY PRIVATE & CONFIDENTIAL-

Via e-mail: rslutz@hotmail.com

July 9, 2002

Mr. Robert S. Lutz
1180 Sir William Lane
Lake Forest, IL 60045

Dear Bob,

Thank you very much for the time spent during our recent series of discussions. Our culture, along with the Danaher Business System and our organizational talent, are the keys to Danaher's past and future success. We share your enthusiasm for our organization and look forward to you becoming a part of the Danaher team.

Please allow this letter to serve as documentation of the employment offer being extended to you and your acceptance.

         Title:                  Vice President, Finance - Auditing & Reporting
         Start Date:             July 15, 2002
         Reporting to:           Pat Allender, Executive Vice President and
                                 Chief Financial Officer
         Compensation:           Base Annual Salary:          $200,000.00
         Target Bonus $ (%):                                  $ 80,000.00 (40%)
                                                              -----------
         Target Total Compensation:                           $280,000.00


As of July 15/th/ you will be considered an active associate however because of your limited availability you will only receive the minimum amount of payroll (no benefits) until August 1/st/. As of August 1/st/ you will be available for a full time schedule and will receive full payroll and be eligible for benefits.

You will participate in our Executive Incentive Compensation Plan (ICP) at the 40% target level for 2002 on a pro-rated basis. Normally, ICP payments are made during the first quarter of the following year. We will also provide you with an interest-free loan in the amount of $20,000.00 (subject to the normal payroll deductions) within 30 days of your start date. This loan will be forgiven on the second anniversary of your start date. Should you leave Danaher voluntarily within two years of your start date, you agree that the entire $20,000.00 is to be paid back to the corporation within thirty days of your last day worked.

You will participate in the company's automobile allowance program, providing you with monthly car allowance of $1,500.00. This program is considered taxable income and will be treated as such. You will also be provided with a country club membership, including initiation fees and monthly dues.

You will participate in our "Executive Deferred Incentive Program" (EDIP); an exclusive executive benefit designed to provide you with long-term earnings based on the continued appreciation of Danaher Corporation stock. You will receive further details and information on EDIP from Rick King, our Corporate Director of Benefits.

You have been selected to participate in the Danaher Employee Stock Option Program. A recommendation will be made to the Danaher Corporation Board of Directors for a stock option grant of 15,000 shares. This option award is scheduled to be formally approved by the Board at its July 16, 2002. The date of that Board Meeting will establish the effective date of the grant and the price of these share options will be established by the NYSE closing price on the day of that Board meeting. 5,000 shares of this grant will vest at the rate of 20% per year from the effective date of the grant; and 10,000 shares of this grant will vest 33% each on the 3/rd/, 4/th/ and 5/th/ anniversaries of the effective date of the grant. You will receive further details and confirmation of this stock option grant shortly after the board meeting. You will be eligible for additional option grants, beginning with our annual grant in 2003.

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                                                                          Page 2
                                                                  Robert S. Lutz
                                                             Offer of Employment


Danaher will allow appropriate time to maintain, and pay the costs associated with, your professional status as a Certified Public Accountant including reimbursement of applicable licensing fees, AICPA membership dues, and the costs of complying with continuing professional education requirements.

You will be provided with reimbursement of personal income tax preparation expenses. This benefit provides reimbursed expenses to a maximum of $3,000.00 annually. This is a taxable benefit.

Danaher is pleased to provide relocation benefits through Cornerstone Relocation Group, our third party relocation services company. Upon receipt of your signed offer letter, we will have our Cornerstone representative contact you to explain the services provided, and to answer any questions you may have. Please do not initiate any steps in the relocation process prior to speaking with Cornerstone.

Cornerstone will manage the details of your relocation according to our policy, which includes:
    .  Reimbursement for realtor fees (up to 6%)
    .  Closing costs on your current home
    .  House hunting trips
    . Packing, moving, storage, and unpacking of your household goods (including associated insurance)
    .  Temporary living expenses
    .  Dual housing expenses
    .  Closing costs on your new home (if you are currently a homeowner)
    .  A "soft goods" allowance
    .  Assistance with mortgage interest differential
    .  Equity loan

You will be eligible for all regular exempt employee benefits and will be eligible for our comprehensive medical, dental and life insurance benefits immediately upon your first day of employment. You will be eligible for three weeks vacation beginning in 2003. Information on our various benefit programs, including the Danaher Retirement and Savings Plan, are enclosed. If you would like to review them, or have any questions on benefits or relocation, please feel free to call Maryanne O'Neil, our Manager of Human Resource Programs (Telephone: 860/843-7303), at your convenience.

With respect to severance benefits should your employment be involuntarily terminated, for other than malfeasance, prior to the first anniversary of your start date you will be entitled to one year's continuation of your base salary, company car and other benefits. You will be entitled to six months' continuation should termination be prior to the second anniversary of your start date. This benefit will not include continuation in our 401(k) program, as our plan strictly states that you must be an active associate to participate.

This offer of employment is contingent upon completion and signing, prior to employment, our Employment Agreement, and within our Standards of Conduct - Addendum D, the Certification of Receipt and Understanding of our Standards of Conduct, and Addendum C, the Conflict of Interest Questionnaire. You must also successfully pass our pre-employment physical.

In order to confirm your understanding and acceptance of these terms and conditions please sign the original copy of this letter in the space indicated below and return it to me. An additional copy is enclosed for your personal records.

Thank you very much Bob for considering our offer. We look forward to your acceptance, and working with you on Danaher's "Journey to Excellence" as we strive to achieve our vision and long term objectives. Should you have any questions in the meantime, please do not hesitate to call Dennis Longo or me.

                                                  Sincerely yours,

                                                  /s/ Patrick W. Allender

                                                  Patrick W. Allender

PWA:cq
cc D. Longo
   M. O'Neil
Enclosures

  I understand and accept the terms and conditions of this offer of employment.

                   /s/ Robert S. Lutz      July 11, 2002
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                              Robert S. Lutz / Date